Exhibit 10.30

February 24, 2015

PERSONAL AND CONFIDENTIAL

Joseph Lipowski

27 Henry’s Lane

Norwell, MA 02061

jlipowski@projectdecibel.com

Dear Joseph Lipowski:

It is with great pleasure that we invite you to join Project Decibel, Inc. (the “Company”) as Chief Technology Officer with a start date of March 2, 2015 as a full-time employee. Your duties and responsibilities may change over time at the Company’s discretion, depending on the Company’s needs.

Your salary will be $170,000 per annum. You will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time. All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

You will be eligible to participate in the benefits program subject to the same terms, conditions and limitations applicable to other employees of the Company of similar rank and tenure.

The first 120 days of your employment are considered an Introductory Period. Either before or shortly after the expiration of the Introductory Period, the Company will evaluate your performance and determine whether to continue your employment. Both before and after the Introductory Period, your employment with the Company will be “at-will,” meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without cause, and with or without prior notice. Similarly, the terms and conditions of your employment may be modified by the Company is its sole discretion.

Similarly, we respect the confidentiality and trade secrets of other companies, and prohibit you from using such information for our benefit. Our understanding is that you have not entered into any confidentiality, non-competition, non-solicitation or other agreements with previous employers or others that would in any way restrict your ability to be employed by the Company, and that your accepting employment with the Company does not breach any agreement entered into by you. If you have signed any such agreements, you are required to provide us with copies prior to your start date.

Please note that your initial or continued employment with the Company may, at the Company’s discretion, be subject to the results of a background check report, which may include but not be limited to a verification of your employment and education, criminal and credit history, DMV records, and other public records. You will be expected to sign any authorizations that the Company may require to allow the Company to obtain such report.

Moreover, as a condition of commencing employment, you will be required to provide, for purposes of completing the I-9 form, sufficient documentation to demonstrate your eligibility to work in the United States.

This letter sets forth the final terms of our offer of employment to you, and replaces any prior oral or written statements that may have been made to you regarding your employment relationship with us.

Please contact me within five business days to confirm your desire to accept employment. We truly look forward to working with you and building Project Decibel, Inc. into an outstanding company.

Sincerely,

/s/ Matthew Calabro
Matthew Calabro
Director of Finance and HR

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